Exhibit 99.3




News Release

Homestake Mining Company
650 California Street
San Francisco, CA 94108
Phone:   415/981-8150
Fax:              415/397-5038

Contact:

Gene G. Elam
Vice President, Finance and
Chief Financial Officer
415 981-8150

        Homestake Extends Offer Period for Acquiring
        Shares of Homestake Gold of Australia Limited

San Francisco, CA, November 29, 1995 - Homestake Mining Company (NYSE: HM) announced today that it will extend until Friday, December 22, 1995 its offer to acquire the shares of its subsidiary Homestake Gold of Australia Limited (HGAL) that Homestake does not own already.

The time for HGAL shareholders to accept Homestake's offer has been extended to ensure that all shareholders have sufficient opportunity to elect to accept Homestake Shares or cash pursuant to the Offer.

Rothschild Australia Limited, the independent expert retained by HGAL, has concluded that Homestake's offer is fair and reasonable. The independent directors of HGAL have recommended that HGAL shareholders either accept Homestake's offer or sell their shares on the Australian Stock Exchange.

As of the close of business in Australia on November 29, 1995, acceptances for a total of 10,103,000 HGAL shares had been received. Homestake now owns 83.2% of the outstanding shares of HGAL.

Homestake is one of the largest gold producers in the world with 1995 gold production estimated to be approximately 1.9 million ounces. The Company has major gold operations in the United States, Canada and Australia.


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